Exhibit 1.1

EARLYBIRDCAPITAL, INC.	SANDLER O’NEILL + PARTNERS, L.P.
275 Madison Avenue	1251 Avenue of the Americas, 6th Floor
New York, New York 10016	New York, New York 10020

March 21, 2013

HF2 Financial Management Inc.

999 18th Street, Suite 3000

Denver, Colorado 80202

Gentlemen:

This is to confirm our agreement whereby HF2 Financial Management Inc. (“Company”) has requested EarlyBirdCapital, Inc. (“EBC”) and Sandler O’Neill + Partners, L.P. (“Sandler” and together with EBC, the “Financial Advisors”) to assist it in connection with the Company seeking to enter into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination as described in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with its initial public offering (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”):

1. Agreement Regarding Transactions

(a) The Financial Advisors will advise and assist the Company in analyzing potential Targets with which the Company may consummate a Business Combination as well as structuring the terms of the Business Combination and negotiating the terms of the letter of intent and/or definitive agreement relating to such Business Combination. If requested by the Company, the Financial Advisors will participate directly in negotiations, review marketing plans and projections of the Target, analyze and advise on the financial implications of the transaction, arrange meetings with and prepare materials for investors and prepare and make presentations to the Company’s Board of Directors. For the avoidance of doubt, the Company understands that the Financial Advisors are not required to provide a fairness opinion to the Board of Directors of the Company with regard to such Business Combination.

(b) As compensation for the foregoing engagement, the Company will pay the Financial Advisors a cash fee equal to 4% of the gross proceeds of the Company’s initial public offering (“Fee”). The Fee payable hereunder is due and payable to EBC and Sandler by wire transfer directly from the Company’s trust account at the closing of the Business Combination (“Closing”). EBC shall receive 70% of the Fee and Sandler shall receive 30% of the Fee; provided, however, that the Company, in its sole discretion, may increase the percentage of the Fee payable to Sandler to no more than 40% or decrease the percentage of the Fee payable to Sandler to no less than 20% and proportionately decrease or increase the percentage of the Fee payable to EBC, as the case may be. If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Financial Advisors hereunder. Unless otherwise agreed to by the Financial Advisors in writing, (a) the Fee shall be paid directly from the proceeds held in the Company’s trust account established in connection with its initial public offering and (b) the Company shall instruct the trustee overseeing such trust account to deliver the Fee to EBC and Sandler, in the proportions described above, simultaneously with the release of the funds from such trust account.

2. Expenses

The Company shall reimburse the Financial Advisors for all reasonable out-of-pocket costs and expenses incurred by the Financial Advisors (including reasonable fees and disbursements of counsel) directly in connection with the performance of its services hereunder within 10 business days upon presentation of an invoice or the Closing, whichever is earlier; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval shall not be unreasonably withheld.

3. Company Cooperation.

The Company will provide full cooperation to the Financial Advisors as may be necessary for the efficient performance by the Financial Advisors of their obligations hereunder, including, but not limited to, providing to the Financial Advisors and their counsel, on a timely basis, all documents and information regarding the Company and Target that the Financial Advisors may reasonably request or that are otherwise relevant to the Financial Advisors’ performance of their obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, suppliers, customers, consultants and advisors available to the Financial Advisors; and, using commercially reasonable efforts to provide the Financial Advisors with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Financial Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Financial Advisors’ engagement hereunder. All non-public information concerning the Company which is given to the Financial Advisors in connection with this engagement will be used solely in the course of the performance of their services hereunder and will be treated confidentially by them for so long as it remains non-public. Except as otherwise required by law or regulatory authority, neither of the Financial Advisors will not disclose this information to a third party without the consent of the Company.

4. Indemnity. The Company shall indemnify the Financial Advisors and their respective affiliates and directors, officers, partners, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

5. Use of Name and Reports

Use of the Financial Advisors’ name in annual reports or any other reports of the Company or press releases issued by the Company shall require the prior written approval of the Financial Advisors, which shall not be unreasonably withheld, conditioned or delayed. Without the Financial Advisors’ prior written consent, neither the Company nor any of its affiliates (nor any director, officer, employee or agent thereof) shall quote or refer to (i) the Financial Advisors’ names or (ii) any advice rendered by the Financial Advisors to the Company or any communication from the Financial Advisors in connection with the performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

6. Status as Independent Contractor

The Financial Advisors shall perform their services as independent contractors and not as employees of the Company or any affiliate thereof. It is expressly understood and agreed to by the parties that the Financial Advisors, and any individual or entity that the Financial Advisors shall employ in order to perform their services hereunder, shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time. In rendering such services, the Financial Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties hereto, and neither the Financial Advisors nor any of the Financial Advisors’ officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

7. Potential Conflicts.

The Company acknowledges that each of EBC and Sandler is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services from which conflicting interests may arise. Additionally, the Company acknowledges that each of EBC and Sandler may undertake business relationships with entities that may be potential Targets of the Company and that neither EBC nor Sandler has any obligation to introduce such potential Targets to the Company. In the ordinary course of business, each of EBC and Sandler and its respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict either of EBC or Sandler or any of their respective affiliates in conducting such business with respect to others, or in rendering such advice to others.

8. Entire Agreement

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

9. Notices

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

10. Successors and Assigns

This Agreement may not be assigned by a party without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

11. Non-Exclusivity

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect the Financial Advisors’ right to receive fees and reimbursement of expenses pursuant to this Agreement.

12. Termination.

This letter agreement shall continue in effect until the earliest of (i) its termination upon the mutual agreement of the parties, (ii) the liquidation of the Company and (iii) the consummation of a Business Combination (following the satisfaction of the obligation of the parties under this letter agreement with respect to such Business Combination). Any termination of this letter agreement notwithstanding, the indemnification and other provisions set forth in Annex I hereto and the provisions of paragraph 1 hereof, paragraph 2 hereof, paragraph 5 hereof, this paragraph 12 and paragraph 13 shall survive the termination of this letter agreement.

13. Applicable Law; Venue

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall either be (i) submitted to the American Arbitration Association (“Association”) in New York County, New York, for its decision and determination in accordance with its rules and regulations then in effect or (ii) brought and enforced in the courts of the State of New York, County of New York, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Once a party files a dispute with one of the above forums, the parties agree that all issues regarding such dispute or this Agreement must be resolved before such forum rather than seeking to resolve it through another alternative forum set forth above.

In the event the dispute is brought before the Association, each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought.

In the event the dispute is brought by a party in the courts of the State of New York or the United States District Court for the Southern District of New York, each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

If the foregoing correctly sets forth the understanding between the Financial Advisors and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

EARLYBIRDCAPITAL, INC.

By:	/s/ Steven Levine
Name:	Steven Levine
Title:	CEO

SANDLER O’NEILL + PARTNERS, L.P.

By: Sandler O’Neill & Partners, Corp., the Sole General Partner

By:	/s/ Robert Kleinert
Name:	Robert Kleinert
Title:	An Officer of the Corporation

AGREED AND ACCEPTED BY:

HF2 FINANCIAL MANAGEMENT INC.

By:	/s/ R. Bradley Forth
Name:	R. Bradley Forth
Title:	EVP & CFO

ANNEX I

Indemnification

In connection with the Company’s engagement of EarlyBirdCapital, Inc. and Sandler O’Neill + Partners, L.P. (collectively, the “Financial Advisors”) pursuant to that certain letter agreement of which this Annex forms a part, HF2 Financial Management Inc. (the “Company”) hereby agrees to indemnify and hold harmless the Financial Advisors and their respective affiliates and their respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Financial Advisors, or (B) otherwise relate to or arise out of the Financial Advisors’ activities on the Company’s behalf under the Financial Advisors’ engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Financial Advisors except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Financial Advisors, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent that the Company has been prejudiced by such failure. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. The Company shall not be liable for the fees and expenses of more than one separate counsel, approved by the Financial Advisors, representing all the Indemnified Persons in such action or proceeding. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any

Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. The Company shall not be liable for any settlement of any Claim effected without its written consent; provided, however, that such consent shall not be unreasonably withheld, delayed or conditioned. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not the Financial Advisors are Indemnified Persons), the Company and the Financial Advisors shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Financial Advisors on the other, in connection with the Financial Advisors’ engagement referred to above, subject to the limitation that in no event shall the amount of the Financial Advisors’ contribution to such Claim exceed the amount of fees actually received by the Financial Advisors from the Company pursuant to the Financial Advisors’ engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Financial Advisors on the other, with respect to the Financial Advisors’ engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Financial Advisors are engaged to render services bears to (b) the fee paid or proposed to be paid to the Financial Advisors’ in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.